UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2016

AMEDICA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33624	84-1375299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1885 West 2100 South

Salt Lake City, Utah 84119

(Address of Principal Executive Offices)

Registrant’s telephone number including area code: (801) 839-3500

N/A

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 7.01.	Regulation FD Disclosure.

On April 14, 2016 (the “Effective Date”), Amedica Corporation (“Amedica”), entered into a Distribution Agreement (the “Agreement”) with Shandong Weigao Orthopedic Device Company Limited (the “Weigao”), to sell Amedica branded silicon nitride spinal interbody fusion devices (“Products”) for exclusive resale by Weigao within the People’s Republic of China (the “Territory”). Weigao has established facilities, trained personnel, customer service support and special expertise with respect to the resale of Products such as those manufactured by Amedica in the Territory.

Amedica shall be responsible, at its sole expense, to obtain Chinese Food and Drug Administration (the “CFDA”) clearance to sell the products in China. It is expected such approval may require Amedica to conduct mechanical properties testing, biological compatibility testing, sterilization validation, dose confirmation testing, packing testing, zoology testing, physical properties testing, clinical testing, registration testing, and registration samples for the products. In connection with seeking such clearance Amedica will file all regulatory dossiers for Products in the Territory under its name and shall own all regulatory approvals with respect to these Products. Weigao has expertise in acquiring CFDA approval of medical devices in the Territory and shall utilize such expertise to assist Amedica in accelerating the obtainment of CFDA approval of Products in the Territory. Such assistance shall include advising on the filing for all regulatory dossiers and approvals for Products in the Territory, providing Amedica with a list of the documents required to be submitted to the CFDA in order to acquire CFDA approval to commercialize Products in the Territory; arrange for and manage the material testing of the Products; assist in the design and conduct of any required human clinical trials with the Products in the Territory and any required follow-up activities; and, assist in the preparation of the application for approval to be submitted to CFDA, such application to be submitted on behalf of Amedica.

Pursuant to the terms of the Agreement, once CFDA clearance is obtained, Weigao will be required to purchase at least the annual minimum number of Products specified below during the remaining term of the Agreement (each, an “Annual Minimum”). If Weigao fails to purchase its Annual Minimum in any one year then Weigao shall make up any shortfall in actual purchases for that year by either product purchases from Amedica in such quantities so as to satisfy the Annual Minimum or by paying Amedica an amount equal to the net profit Amedica would have made on such shortfall as if Weigao had purchased the full amount of the requirement, alternatively, Amedica will have the right, at its option, to terminate the Agreement. Weigao will submit a purchase order for an initial stocking order of Product within thirty days of CFDA approval of the Products for sale in the Territory.

Minimum purchase commitment of Products associated with exclusivity following CFDA approval:

Year 1	20,000 units

Year 2	35,000 units

Year 3	35,000 units

Year 4	40,000 units

Year 5	45,000 units

Year 6	50,000 units

The term of the Agreement will commence on the Effective Date and continue for a period of ten years from receipt of approval by the CFDA. Unless terminated in accordance with the terms of the Agreement, this Agreement may be renewed for additional one (1) year terms upon written and fully executed agreement between the Parties. Company may terminate this Agreement on thirty days written notice for any reason or no reason whatsoever before approval by the CFDA or after the initial ten year term expires.

Item 8.01.	Other Events.

On April 18, 2016, Amedica Corporation issued a press release announcing that it has entered into a Distribution Agreement with Shandong Weigao Orthopedic Device Company Limited. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated April 18, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Dated:	April 18, 2016	By:	/s/ Ty Lombardi
Ty Lombardi
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release Dated April 18, 2016